Record Ford Electrified Vehicle Sales Run Continues – Up 184 Percent On Strength of F-150 PowerBoost Hybrid, Mustang Mach-E, Escape and Explorer Hybrid; Ford SUVs Post Best May Retail Sales Since 2003; Record SUV Sales for Lincoln on Gains From Entire Lineup

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May 2021 SALES

	Total Vehicle	Truck	SUV	Car
Total U.S. Sales	**161,725**	**75,665**	**80,134**	**5,926**
Total Sales vs. May 2020	4.1%	-11.6%	48.6%	-62.4%
Retail Sales vs. May 2020	-11.2%	-27.9%	28.9%	-63.2%

HIGHLIGHTS

- **Ford electrified vehicle sales grew 184 percent in May, achieving a new electrified vehicles sales record with sales of 10,364 vehicles.** Growth came from Mustang Mach-E, which totaled 1,945 vehicle sales, while F-150 PowerBoost totaled 2,852 for the month, Escape electrified sales totaled 3,617 – up 125 percent over last year. Explorer Hybrid sales also had a big increase of 132 percent over a year ago on sales of 1,156 SUVs.
- **New products continue to drive transaction pricing.** Average transaction prices at Ford were up approximately $3,400 over a year ago. Ford's newest products – Bronco Sport and Mustang Mach-E – expanded their sales relative to April, with sales of the two totaling 16,892 vehicles, while turning quickly on dealer lots.
- **Overall F-Series sales through May are up 4.7 percent on sales of 316,359 trucks.** With tight inventories, F-Series continues to turn at record rates. Retail orders for F-Series trucks are up three-fold over last year. Ford continues to fill orders as more semiconductor chips become available.
- **Ford brand retail SUVs post best May sales since 2003, while Ranger sales recorded their best May sales since 2004.** Ford brand SUVs were up 51.8 percent over a year ago on new product introductions of Bronco Sport and Mustang Mach-E, along with the continued momentum of Escape, Explorer and Expedition. With total sales of 14,303 for the month, **Ranger sales expanded 41.8 percent relative to last year.**
- **With the all-new Bronco Sport and Escape, Ford greatly enhances its share of the small SUV segment.** Ford's May retail share is up almost 4 full percentage points in the small SUV segment, with sales of both Bronco Sport and Escape expanding their sales within two very different customer groups. **Escape sales were up 51.4 percent**, while the majority of Bronco Sport customers are coming from outside the Ford brand.
- **Lincoln SUVs posted another record sales result in May.** Lincoln SUV sales were up across the entire lineup in May with a total of 7,871 SUVs sold – up 24.3 percent.

"Ford sales were up 4.1 percent on tight inventories, while year-to-date sales increased 11.3 percent. Ford and its dealers are working harder than ever to match the right mix of inventory to best meet the needs of our customers at the local level. We have been receiving a massive number of reservations for our all-electric F-150 Lightning over the last two weeks – totaling over 70,000 trucks. Ford brand SUVs had their best May sales in 18 years, while Lincoln SUVs posted a new May record."
– Andrew Frick, vice president, Ford Sales U.S. and Canada

MUST-HAVE PRODUCTS



Ford Commercial

Ford's commercial fleet sales were up 133 percent in May. Transit continues as America's best-selling van and the world's best-selling cargo van. **Transit commercial sales were up 202 percent.** Sales of large F650/F750 trucks expanded 278 percent last month, while **Transit Connect gained 226 percent.**



Ford Trucks

F-Series – America's best-selling truck – posted sales totaling 316,359 vehicles through May. This is a 4.7 percent increase over last year and represents 53,000 more trucks than Ford's second-place competitor. Meanwhile, Ford's fully electric F-150 Lightning, which goes on sale next year, already has more than 70,000 reservations.



Ford SUVs

Sales of Ford's Bronco Sport continue to expand, while sourcing even more customer from outside of Ford. Bronco Sport sales totaled 14,947 in May. This is 6.9 percent higher than April and the vehicle's best sales performance since launch. We are also seeing higher conquests, with 63 percent now coming from vehicles outside of the Ford brand. **Bronco Sport's No. 1 source of sales is coming from Jeep.**



Ford Performance

With just 10 days to turn, Mustang Mach-E is essentially selling as soon as it hits dealer showrooms. Mach-E sales totaled 1,945, with 10,510 Mustang Mach-E's sold this year. California is the largest market for this all-new high performance electric SUV, with one out of every four Mach-E's sold in the state. The all-new Mustang Mach 1 helped lift performance Mustang sales to over 13 percent of retail sales, compared to 10 percent last year.



Lincoln SUVs

May was another all-time sales record for Lincoln SUVs. The Corsair is Lincoln's best-selling vehicle in its lineup. Sales of the small premium SUV were up 16.2 percent. Aviator sales expanded 32.5 percent in May with sales of 1,927, while Navigator increased 65.6 percent with sales of 1,492 SUVs.

About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford trucks, vans, utility vehicles, and cars – increasingly including electrified versions – and Lincoln luxury vehicles; provides financial services through Ford Motor Credit Company; and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected vehicle services. Ford employs approximately 186,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.